Exhibit 99.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 17, 2018, by and between Glaxo Group Limited, a limited company organized under the laws of England and Wales, with registered seat at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“Seller”), and Vifor (International) Ltd., a limited company organized under the laws of Switzerland, with residence at Rechenstrasse 21, 9014 St. Gallen, Switzerland (“Purchaser”). Seller and Purchaser may each be referred to herein singly as a “Party”, and collectively as the “Parties.”

RECITALS

A.	Seller is the beneficial owner of 7,343,492 shares (the “Shares”) of the common stock, $0.001 par value per share of ChemoCentryx, Inc., a Delaware corporation (the “Company”).

B.

Seller desires to sell the Shares to Purchaser and Purchaser desires to purchase the Shares from Seller, subject to all of the terms, conditions, promises, representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Sale and Purchase of the Shares.

1.1 Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller at the Closing (as defined below), the Shares, and Seller agrees to sell to Purchaser the Shares at a price of $11.69 per Share (the “Price Per Share”) for an aggregate purchase price of $85,845,421.50 (the “Purchase Price”).

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic exchange of documents and signatures at 3:00 p.m., Greenwich Mean Time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, 2 London Wall Place, London EC2Y 5AU, England, as promptly as practicable but no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in Section 4 and Section 5 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Parties (such date the Closing occurs being the “Closing Date”).

1.3 Deliverables; Payment.

(a) At least two (2) Business Days prior to the Closing, Seller shall have given Purchaser wire transfer instructions for Seller’s account to which Purchaser shall wire payment for the Shares being purchased by Purchaser at the Closing (“Designated Account”).

(b) At the Closing, upon satisfaction or waiver, as applicable, of the conditions to Closing set forth in Section 4 and Section 5:

(i) Seller shall deliver, or cause to be delivered, a stock certificate evidencing the Shares accompanied by a stock power duly executed in blank in the form attached hereto as Exhibit A; and

(ii) Purchaser shall deliver, or cause to be delivered by wire transfer of immediately available funds in U.S. dollars an amount equal to the Price Per Share multiplied by the number of Shares to the Designated Account.

2. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that:

2.1 Organization; Authorization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller has all necessary power and authority under all applicable provisions of applicable law to enter into this Agreement and to carry out the provisions hereof and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection herewith, other than compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulated promulgated thereunder (the “HSR Act”). This Agreement constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2 Ownership and Title. Seller is the beneficial and sole record owner of, and has good and marketable title to, the Shares, free and clear of any liens or encumbrances (other than restrictions on transfer under applicable securities laws). The Shares are fully paid and non-assessable. The Shares constitute all of the securities of the Company owned by Seller and its affiliates. Other than this Agreement, the Shares are not subject to any agreements or arrangements, including any hedging, pledging, stock lending and other similar arrangements.

2.3 Access to Information. Seller has received all the information it considers necessary or appropriate for deciding whether to sell the Shares pursuant to this Agreement. In making its decision to sell the Shares, Seller is solely relying on its own knowledge and experience, including relating to the Company, and the representations and warranties of Purchaser contained in Section 3 hereof.

2.4 Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Seller of, or constitute a default by Seller under, its organizational documents, any applicable law, rule or regulation or any agreement, instrument, decree, judgment or order to which Seller is a party or by which Seller may be bound or to which the Shares may be subject. There is no action, suit, proceeding or investigation pending, or currently threatened, against Seller that questions the validity of this Agreement or the right of Seller to enter into this Agreement, or to consummate the transactions contemplated hereby. Except as set forth in the reports filed by the Company with the Securities and Exchange Commissions that are publicly available as of the date hereof, there are no agreements or arrangements between Seller and any of its affiliates, on the one hand, and the Company, on the other hand, relating to the Shares, including agreements affecting the voting of the Shares or rights of Seller or any of its affiliates as an investor in the Company.

2.5 Finders. No investment bank, financial advisor, broker, finder or other similar person is or shall be entitled to any finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.6 No Other Representations and Warranties. Except as expressly and specifically set forth in this Section 2, neither Seller nor any of its affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives has made, or is making, any representation or warranty whatsoever to Purchaser or any of its affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Company) provided to Purchaser or any of its affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that:

3.1 Organization; Authorization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has all necessary power and authority under all applicable provisions of applicable law to enter into this Agreement and to carry out the provisions hereof and no approvals or consent of any governmental or regulatory authority or other persons is necessary in connection with Purchaser’s fulfillment of its obligations hereunder, other than compliance with and filings under the HSR Act. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Sufficiency of Funds. Purchaser currently has and will have on the Closing Date sufficient funds available to consummate the transactions contemplated hereby, including to pay the amounts set forth in Section 1.3(b)(ii).

3.3 Investment Purpose. Purchaser is acquiring the Shares for its own account for investment only and not with a view to (or for) resale in connection with any public sale or “distribution” thereof within the meaning of the Securities Act of 1933 (as amended, the “Securities Act”).

3.4 Access to Information. Purchaser has received all the information it considers necessary or appropriate for deciding to purchase the Shares. In making its decision to purchase the Shares, Purchaser is solely relying on its own knowledge and experience, including relating to the Company, and the representations and warranties of Seller contained in Section 2 hereof.

3.5 Non-contravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach by Purchaser of, or constitute a default by Purchaser under, its organizational documents, any applicable law, rule or regulation or any agreement, instrument, decree, judgment or order to which Purchaser is a party or by which Purchaser may be bound. There is no action, suit, proceeding or investigation pending, or currently threatened, against Purchaser that questions the validity of this Agreement or the right of Purchaser to enter into this Agreement, or to consummate the transactions contemplated hereby.

3.6 Independent Transaction Decision. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Purchaser (a) is a sophisticated party familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares and (c) has independently and without reliance upon Seller, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. Purchaser acknowledges and agrees that (x) neither Seller, nor Seller’s officers, directors, stockholders, trustees, affiliates or agents, if and as applicable, is acting as a fiduciary or financial or investment adviser to Purchaser, (y) no such person has given Purchaser any investment advice, recommendation, opinion or other information on whether the sale of the Shares is prudent and (z) no such person has been authorized by Seller to make any such recommendation or provide any such advice, opinion or other information.

3.7 Responsibility. Purchaser acknowledges and agrees that neither Seller nor Seller’s officers, directors, stockholders, trustees, affiliates or agents, if and as applicable, (a) has been requested to or has provided Purchaser with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (b) has made or makes any representation to Purchaser as to the Company. Purchaser’s purchase of the Shares is not the result of any general solicitation or general advertising by Seller or any agent of Seller.

3.8 Finders. No investment bank, financial advisor, broker, finder or other similar person is or shall be entitled is entitled to any finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

3.9 No Other Representations and Warranties. Purchaser acknowledges and agrees that (a) other than the representations and warranties expressly set forth in Section 2 of this Agreement, neither Seller nor any other person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Shares or the Company, including any representation or warranty as to (i) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (ii) the operation or probable success or profitability of the Company following the Closing or (iii) the accuracy or completeness of any information regarding the Company made available or otherwise provided to Purchaser and its representatives in connection with this Agreement or their investigation of the Company (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company), and (b) Purchaser will have no right or remedy (and Seller will have no liability whatsoever) arising out of, and Purchaser expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or the Company, including in any information regarding the Company made available or otherwise provided to Purchaser and its representatives in connection with this Agreement or their investigation of the Company (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Section 2 of this Agreement.

4. Conditions of Purchaser’s Obligations at Closing. The obligations of Purchaser to Seller under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Purchaser in its sole discretion:

4.1 The representations and warranties of Seller contained in Section 2 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Purchaser shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that such condition has been fulfilled.

4.2 No governmental or regulatory authority of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any law, judgment, order or decree that renders the consummation of the Closing illegal, or prohibits or enjoins the Closing.

4.3 The waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

5. Conditions of Seller’s Obligations at Closing. The obligations of Seller to Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by Seller in its sole discretion:

5.1 The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date. Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, certifying that such condition has been fulfilled.

5.2 No governmental or regulatory authority of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any law, judgment, order or decree that renders the consummation of the Closing illegal, or prohibits or enjoins the Closing.

5.3 The waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

6. Miscellaneous.

6.1 Efforts and HSR Act. The Parties shall (and shall cause their respective affiliates to) use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and under applicable laws in order to consummate the Closing prior to the Termination Date. Purchaser shall (and shall cause its affiliates to) use its reasonable best efforts to prepare and file as promptly as practicable (but no later than ten (10) Business Days following the date hereof) with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required under the HSR Act in connection with the purchase of Shares contemplated hereunder, and Seller shall reasonably cooperate in connection therewith.

6.2 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior warranties, representations or covenants, understandings and agreements, both written and oral, with respect to such subject matter.

6.3 Construction. This Agreement is the result of negotiations between and has been reviewed by each Party and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of both Parties, and no ambiguity shall be construed in favor of or against either Party.

6.4 Business Day. For purposes of this Agreement,“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in England and Wales or Switzerland are authorized or required by applicable Law to be closed.

6.5 Survival. The warranties, representations and covenants of Seller and Purchaser contained in or made pursuant to this Agreement with respect to the Closing shall survive until the expiration of the applicable statute of limitations.

6.6 Fees and Expenses. Each Party shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

6.7 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.8 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including permitted transferees of any of the Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under this Agreement, except as expressly provided in this Agreement.

6.9 Governing Law; Jurisdiction. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York.

6.10 Resolution of Disputes.

(a) Generally. Unless prohibited by applicable law or as otherwise expressly provided in this Agreement, the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the Parties of its terms shall be settled by binding arbitration held in the Borough of Manhattan, City of New York, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 6.10. Notwithstanding the foregoing, to the extent the arbitrator(s) does not possess the power to subpoena witnesses necessary to the resolution of a dispute, controversy or claim brought hereunder which a court of competent jurisdiction would possess, such dispute, controversy or claim shall not be subject to the terms of this Section 6.10 and shall instead be subject to resolution in such court.

(b) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. No arbitrator shall be a current or former officer, manager, director or employee of Purchaser or Seller (or any of their respective affiliates).

(c) Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within ninety (90) days after the selection of the arbitrator(s). The arbitrator(s) shall give the Parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if either Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process, except to the extent such decision shall be premised upon an erroneous application of or shall be contrary to applicable law. In making any decision, the arbitrator(s) is instructed to preserve, as nearly as possible, to the extent compatible with applicable law, the original business and economic intent of the Parties embodied in this Agreement.

(d) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(e) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Purchaser and Seller each hereby submit to the in personam jurisdiction of the federal and state courts in the Southern District of New York, and in the borough of Manhattan for the purpose of confirming any such award and entering judgment thereon.

(f) Confidentiality. All proceedings under this Section 6.10, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by the Parties and by the arbitrator(s).

(g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 6.10 shall have been or may be invoked shall not excuse either Party from performing its obligations under this Agreement and during the pendency of any such procedure the Parties shall continue to perform their respective obligations in good faith.

(h) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 6.10 are pending. The Parties will take such action, if any, required to effectuate such tolling.

6.11 Waiver of Jury Trial. WITHOUT LIMITING SECTION 6.10, AND ONLY TO THE EXTENT THAT ANY PROVISION OF SECTION 6.10 IS HELD BY A COURT OF COMPETENT JURISDICTION NOT TO BE ENFORCEABLE, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

6.12 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, electronic mail (including .pdf) or other transmission and upon such delivery the transmitted signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

6.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14 Notices. All notices or other communications to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) on the date of successful transmission if an executed copy of such notice is sent via facsimile or email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a business day, otherwise on the next Business Day.

Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 6.14):

If to Seller:                       Glaxo Group Limited

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

Email: antony.r.braithwaite@gsk.com

Attention: VP & Associate General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: (212) 225-3999

Email: boreilly@cgsh.com

Attention: Benet O’Reilly

If to Purchaser:                 Vifor (International) Ltd.

Rechenstrasse 37

9014 St. Gallen

Switzerland 9000

Facsimile: +41 58 851 8001

Email: oliver.kronenberg@viforpharma.com

Attention: Dr. Oliver P. Kronenberg, Group General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Facsimile: (216) 579-0212

Email: BLStulberg@jonesday.com

Attention: Benjamin L. Stulberg

6.15 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties hereto.

6.16 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach or default of the other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring.

Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Agreement or any waiver on the part of either Party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either Party, shall be cumulative and not alternative.

6.17 Severability. If any provision of this Agreement is held to be illegal or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.18 Confidentiality. Seller and Purchaser shall not disclose the contents of this Agreement (including the fact that a transaction occurred and the identities of the Parties) to any other person or entity by way of press release, public announcement or description of the transaction in any marketing documents. For purposes of clarity, the foregoing shall not prohibit (i) Purchaser from disclosing the transaction, including the name of the Company and the amount and value of Purchaser’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies, or (ii) any other disclosure reasonably determined by the disclosing Party to be required pursuant to law, rule or regulation.

6.19 Further Assurances. Each Party agrees to use commercially reasonable efforts to promptly take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each Party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated by this Agreement.

6.20 Termination. This Agreement may be terminated at any time prior to the Closing (a) by written agreement of the Parties, (b) by either Party, if there shall have been a material breach of any representation, warranty, covenant or agreement by the other Party, and such breach, if curable, is not cured within ten (10) days following written notice from the Party to the Party allegedly in breach, (c) by either Party, if the Closing shall not have occurred on or prior to the date that is sixty (60) days following the date of this Agreement or such other date that the Parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.20(c) shall not be available to a Party, if a breach of this Agreement by such Party has resulted in the failure of the Closing to occur prior to the Termination Date.

6.21 Acquisition True- up Payment.

(a) If, within eighteen (18) months of the Closing Date, Purchaser or any of its affiliates either (X) enters into a definitive agreement with the Company in respect of an Acquisition or (Y) otherwise consummates an Acquisition, then, in either case, upon the consummation of the Acquisition, Purchaser shall pay Seller an amount in cash (the “True-up Payment”) equal to (i) the aggregate value of the consideration that would have been payable to

Seller with respect to the Shares in such Acquisition (if any such consideration is in the form of securities or other non-cash consideration, the value thereof shall be determined in good faith based on the fair market value of such securities or other non-cash consideration on the closing date of such Acquisition) minus (ii) the Purchase Price; provided that, for the avoidance of doubt, if the difference between clauses (i) and (ii) is less than zero, Purchaser shall not be required to pay any amount to Seller. For the avoidance of doubt, the determination of the consideration that would have been payable to Seller with respect to the Shares will be made (A) without giving effect to any percentage ownership accretion or dilution occurring after the date hereof in relation to other equity securities of the Company (or securities convertible into equity securities of the Company), but (B) will reflect the effect that any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any similar event occurring after the date hereof would have had on the Shares (subject in all respects to the foregoing clause (A)).

(b) Notwithstanding the foregoing, no True-up Payment shall be due in the event that, prior to Purchaser or any of its affiliates making an offer or proposal to the Company or its Board of Directors in respect of an Acquisition, (i) a third party makes an unsolicited, public offer or proposal to the Company, its Board of Directors, or any of its equityholders, in each case with respect to a merger, consolidation, business combination or other similar transaction involving the Company and (ii) thereafter, such third party offer or proposal not having been withdrawn, Purchaser or any of its affiliates makes within 30 days of such third party offer or proposal having been made, an offer or proposal in respect of an Acquisition with the consent or at the request of the Company’s Board of Directors.

(c) For purposes hereof, an “Acquisition” shall mean any transaction or series of related transactions involving: (i) the purchase or other acquisition, including any acquisition pursuant to a tender or exchange offer, pursuant to which Purchaser or its affiliates directly or indirectly acquires more than fifty percent (50%) of the common stock of the Company outstanding as of the consummation of such purchase, acquisition, tender or exchange offer (ii) a merger, consolidation, business combination or other similar transaction, pursuant to which Purchaser or its affiliates directly or indirectly acquires more than fifty percent (50%) of the voting equity interests in the Company (or, as applicable, in the surviving or resulting entity of such transaction if such is the successor to the Company) or; (iii) an acquisition, whether through any sale, transfer, acquisition, license or otherwise, of more than fifty percent (50%) of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year hereinabove first written.

PURCHASER:

Vifor (International) Ltd.

By: /s/ Stefan Schulze
Name: Stefan Schulze
Title: COO & President of the Executive Committee

By: /s/ Dr. Oliver P. Kronenberg
Name: Dr. Oliver P. Kronenberg
Title: Group General Counsel

SELLER:

Glaxo Group Limited

By: /s/ Simon Dingemans
Name: Simon Dingemans
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

Exhibit A

FORM OF STOCK POWER

FOR VALUE RECEIVED, Glaxo Group Limited does hereby sell, assign and transfer unto Vifor (International) Ltd., Seven Million Three Hundred Forty-Three Thousand Four Hundred Ninety-Two (7,343,492) shares of common stock, par value $0.001 per share of ChemoCentryx, Inc. a Delaware corporation (the “Company”), standing in its name on the books of the said Company represented by certificate number 0035 herewith, and does hereby constitute and appoint                                               to transfer the said stock on the books of the Company with full power of substitution in the premises.

DATED:

GLAXO GROUP LIMITED

By
Name:
Title: